Consent of Independent Auditors


The Board of Directors
CoActive Marketing Group, Inc.:


We consent to incorporation by reference in the registration statements (No. 333-02392 on Form S-8 and Nos. 333-60157 and 333-31934 on Form S-3) of CoActive Marketing Group, Inc. (formerly Inmark Enterprises, Inc.) of our report dated July 3, 2001, except for notes 1(b) and 7(b(i)), which are as of June 27, 2002, relating to the consolidated balance sheet of CoActive Marketing Group, Inc. and subsidiaries as of March 31, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended March 31, 2001, which report appears in the March 31, 2002 annual report on Form 10-K of CoActive Marketing Group, Inc.


/s/ KPMG, LLP
---------------------------
KPMG, LLP

Melville, New York
June 27, 2002